Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111 Ed Merritt Treasurer and VP of Investor Relations (651) 787-1068
July 25, 2019

DELUXE REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS
Revenue grew 1.2 percent over last year, within previous outlook
Tightens full year revenue outlook; Reaffirms full year adjusted EPS outlook
Transformation momentum building with key hires and milestone achievements

St. Paul, Minn. – July 25, 2019 – Deluxe Corporation (NYSE: DLX), announced its financial results for the second quarter ended June 30, 2019. Revenue was $494 million, up 1.2% versus last year and within the outlook, led by a 12.1% increase in the Financial Services segment. GAAP Diluted EPS was $0.75 and included restructuring and integration activities. Adjusted Diluted EPS was $1.64, at the high-end of the outlook.

	2nd Quarter 2019	2nd Quarter 2018	% Change
Revenue	$494.0 million	$488.2 million	1.2%
Net Income	$32.6 million	$60.2 million	(45.8%)
Adjusted EBITDA(1)	$117.5 million	$125.2 million	(6.2%)
Diluted Earnings Per Share (EPS) – GAAP	$0.75	$1.25	(40.0%)
Adjusted Diluted EPS – Non-GAAP(1)	$1.64	$1.67	(1.8%)

(1) Note that this presentation of Adjusted EBITDA and Adjusted Diluted EPS differs from the amounts reported in the prior year as management determined that excluding additional items when calculating these non-GAAP measures would be helpful to investors in analyzing the Company’s results. Reconciliations of Adjusted EBITDA and Adjusted Diluted EPS are provided later in this release.

“We are positioning the company for an acceleration of profitable, organic revenue growth to maximize shareholder value,” said Barry McCarthy, President and CEO of Deluxe. “We believe our focus on four key areas – Payments, Cloud, Promotional Products and Checks – will allow us to accelerate organic revenue growth in markets where we have the right to win and where we already have significant business. Our momentum is building. We are developing our new sales organization and adding other experienced world-class talent to our team. We are on-track with our critical infrastructure investments. Importantly, we are advancing our transformation while delivering the quarter and recommitting to our full year goals.”

Second Quarter 2019 Highlights

•	Financial Services (FS) revenue increased 12.1% compared to the prior year driven by the results of the REMITCO acquisition in August 2018, offsetting the continuing decline in checks.

•	Small Business Services (SBS) revenue declined 2.9%, driven by the continuing decline in checks and forms partially offset by price increases and two small acquisitions in 2018.

•	Direct Checks revenue decreased 5.8% driven by the continuing decline in checks.

•	Marketing services and other solutions (MOS) expanded to 43.6%, checks accounted for 39.8% and forms and accessories accounted for 16.6% of total revenue.

•
Net income decreased $27.6 million year-over-year, primarily driven by previously disclosed restructuring and integration activities as well as the continuing decline in checks and forms and increases in certain other costs during the quarter.

•	Adjusted EBITDA decreased $7.7 million year-over-year, driven primarily from decreases in net income.

•
Diluted EPS decreased $0.50 per share year-over-year. Adjusted diluted EPS decreased $0.03 year-over-year driven by the decline in Adjusted EBITDA and higher interest expense, partly offset by lower shares outstanding this year.

•
Cash provided by operating activities for the first half of 2019 was $105.1 million, a decrease of $41.8 million compared to 2018 driven by lower net income and the payment of certain legal-related costs.

•	The Company repurchased common stock in open market transactions during the second quarter for total consideration of $28.9 million, bringing the total share repurchases for the year to $78.9 million.

•	At the end of the second quarter, the Company had $951.0 million of total debt outstanding under its revolving credit facility.

Third Quarter 2019:	Current Outlook (7/25/2019)
Revenue	$490 to $505 million
GAAP Diluted EPS	$0.69 to $0.79
Adjusted Diluted EPS	$1.60 to $1.70

Full Year 2019:	Current Outlook (7/25/2019)	Prior Outlook (4/25/2019)
Revenue	$2.005 billion to $2.045 billion	$2.000 billion to $2.050 billion
GAAP Diluted EPS	$3.45 to $3.75	$4.33 to $4.63
Adjusted Diluted EPS	$6.65 to $6.95	$6.65 to $6.95
Operating Cash Flow	$270 million to $285 million	$325 million to $340 million
Capital Expenditures	approx. $75 million	approx. $75 million
Free Cash Flow(1)	$195 million to $210 million	$250 million to $265 million
Depreciation and Amortization	approx. $60 million	approx. $60 million
Acquisition-Related Amortization	approx. $75 million	approx. $75 million

(1) Free cash flow is calculated as net cash provided by operating activities less purchases of capital assets. Information regarding the Company’s use of the free cash flow measure can be found in note (2) to the consolidated condensed statements of cash flows presented later in this release.

Earnings Call Information
A live conference call will be held today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. Listeners can access the call by dialing (615) 247-0252 (access code 5299173). A presentation also will be available via a webcast on the investor relations website. Alternatively, an audio replay of the call will be available on the investor relations website or by calling (404) 537-3406 (access code 5299173).

Upcoming Management Presentations

•	September 19, 2019 – CL King 17th Annual Best Ideas Conference – New York

About Deluxe Corporation
Deluxe is a Trusted, Tech-Enabled Solutions Company for enterprises, small businesses and financial institutions offering a range of solutions to help customers manage and grow their businesses. Approximately 4.8 million small business customers access a wide range of products and services from Deluxe, including incorporation services, logo design, website development and hosting, email marketing, social media, search engine optimization and payroll services, along with customized checks and forms. For our approximately 4,600 financial institution customers, Deluxe offers industry-leading programs in data analytics, customer acquisition and treasury management solutions, fraud prevention and profitability solutions, as well as checks. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the Company’s ability to execute its transformational strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s checks, check-related products and services and business forms; risks that the Company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition in the check printing business; the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; the risk that pending and future acquisitions will not be consummated within the expected time periods or at all; risks that the Company’s recent acquisitions do not produce the anticipated results or synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the

Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services and financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the Company’s website operations or information technology systems; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. The Company’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2018.

Diluted EPS Reconciliation
Management believes that Adjusted Diluted EPS provides useful comparable information for investors by excluding the impact of items that may not be indicative of ongoing operations. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, management believe that this information is a useful financial measure to be considered in addition to GAAP performance measures. During the first quarter of 2019, the presentation of Adjusted Diluted EPS was modified. Management determined that excluding additional items, such as acquisition amortization, share-based compensation expense, certain legal-related expense and gain on sales of businesses and customer lists, when calculating this non-GAAP measure would be helpful in analyzing the Company’s results. Reported Diluted EPS reconciles to Adjusted Diluted EPS as follows:

	Actual		Outlook
	2nd Quarter 2019	2nd Quarter 2018	3rd Quarter 2019	Total Year 2019
Reported Diluted EPS	$0.75	$1.25	$0.69 to $0.79	$3.45 to $3.75
Acquisition amortization	0.33	0.29	0.32	1.29
Restructuring, integration and other costs	0.31	0.10	0.48	1.26
CEO transition costs	0.03	0.03	0.02	0.16
Share-based compensation expense	0.12	0.05	0.09	0.38
Acquisition transaction costs	—	0.01	—	—
Certain legal-related expense	0.10	—	—	0.11
Gain on sales of businesses and customer lists	—	(0.07)	—	—
Impact of federal tax reform	—	0.01	—	—
Adjusted Diluted EPS	$1.64	$1.67	$1.60 to $1.70	$6.65 to $6.95

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended June 30,
	2019		2018
Product revenue	$347.1		$359.9
Service revenue	146.9		128.3
Total revenue	494.0		488.2
Cost of products	(133.8)	(27.1%)	(134.3)	(27.5%)
Cost of services	(68.7)	(13.9%)	(55.9)	(11.5%)
Total cost of revenue	(202.5)	(41.0%)	(190.2)	(39.0%)
Gross profit	291.5	59.0%	298.0	61.0%
Selling, general and administrative expense	(222.4)	(45.0%)	(209.6)	(42.9%)
Restructuring and integration expense	(17.3)	(3.5%)	(5.6)	(1.1%)
Operating income	51.8	10.5%	82.8	17.0%
Interest expense	(9.2)	(1.9%)	(6.1)	(1.2%)
Other income	2.2	0.4%	2.4	0.5%
Income before income taxes	44.8	9.1%	79.1	16.2%
Income tax provision	(12.2)	(2.5%)	(18.9)	(3.9%)
Net income	$32.6	6.6%	$60.2	12.3%

Weighted average dilutive shares outstanding	43.6		47.8
Diluted earnings per share	$0.75		$1.25

Capital expenditures	$17.7		$14.0
Depreciation and amortization expense	32.5		32.4
Number of employees-end of period	6,485		5,905

Non-GAAP financial measure - EBITDA(1)	$86.5		$117.6
Non-GAAP financial measure - Adjusted EBITDA(1)	117.5		125.2

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not GAAP financial performance measures. Management discloses EBITDA and Adjusted EBITDA because it believes they are useful in evaluating our operating performance compared to that of other companies, as the calculation eliminates the effect of interest expense, income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items, as presented below, that may vary for companies for reasons unrelated to overall operating performance. Management believes that measures of operating performance that exclude these impacts are helpful in analyzing the Company’s results. In addition, management utilizes Adjusted EBITDA to assess the operating results and performance of the business, to perform analytical comparisons and to identify strategies to improve performance. Management also believes that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of the Company’s business. Management does not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. Management does not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, management believes that EBITDA and Adjusted EBITDA are useful performance measures that should be considered in addition to GAAP performance measures. Note that management’s calculation of Adjusted EBITDA differs from the amount reported in the prior year as it determined that excluding additional items when calculating this non-GAAP measure would improve comparability between periods and to other companies. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended June 30,
	2019	2018
Net income	$32.6	$60.2
Interest expense	9.2	6.1
Income tax provision	12.2	18.9
Depreciation and amortization expense	32.5	32.4
EBITDA	86.5	117.6
Restructuring, integration and other costs	17.7	6.4
CEO transition costs	1.9	1.5
Share-based compensation expense	5.4	2.4
Acquisition transaction costs	—	0.6
Certain legal-related expense	6.0	0.6
Gain on sales of businesses and customer lists	—	(3.9)
Adjusted EBITDA	$117.5	$125.2

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2019		2018
Product revenue	$697.6		$723.4
Service revenue	295.5		256.8
Total revenue	993.1		980.2
Cost of products	(265.1)	(26.7%)	(267.7)	(27.3%)
Cost of services	(137.1)	(13.8%)	(111.3)	(11.4%)
Total cost of revenue	(402.2)	(40.5%)	(379.0)	(38.7%)
Gross profit	590.9	59.5%	601.2	61.3%
Selling, general and administrative expense	(452.5)	(45.6%)	(420.8)	(42.9%)
Restructuring and integration expense	(22.8)	(2.3%)	(7.8)	(0.8%)
Asset impairment charges	—	—	(2.1)	(0.2%)
Operating income	115.6	11.6%	170.5	17.4%
Interest expense	(18.5)	(1.9%)	(11.7)	(1.2%)
Other income	3.9	0.4%	3.7	0.4%
Income before income taxes	101.0	10.2%	162.5	16.6%
Income tax provision	(27.2)	(2.7%)	(39.0)	(4.0%)
Net income	$73.8	7.4%	$123.5	12.6%

Weighted average dilutive shares outstanding	43.8		47.9
Diluted earnings per share	$1.68		$2.56

Capital expenditures	$32.3		$28.0
Depreciation and amortization expense	64.9		63.5
Number of employees-end of period	6,485		5,905

Non-GAAP financial measure - EBITDA(1)	$184.4		$237.7
Non-GAAP financial measure - Adjusted EBITDA(1)	231.2		246.8

(1) See the prior discussion of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Six Months Ended June 30,
	2019	2018
Net income	$73.8	$123.5
Interest expense	18.5	11.7
Income tax provision	27.2	39.0
Depreciation and amortization expense	64.9	63.5
EBITDA	184.4	237.7
Restructuring, integration and other costs	24.0	8.7
CEO transition costs	7.4	1.5
Share-based compensation expense	8.7	5.4
Asset impairment charges	—	2.1
Acquisition transaction costs	0.2	1.1
Certain legal-related expense	6.4	0.9
Loss (gain) on sales of businesses and customer lists	0.1	(11.1)
Loss on debt retirement	—	0.5
Adjusted EBITDA	$231.2	$246.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2019(1)	December 31, 2018	June 30, 2018
Cash and cash equivalents	$66.7	$59.7	$68.6
Other current assets	378.3	390.4	340.8
Property, plant & equipment-net	91.5	90.3	81.7
Operating lease assets	44.0	—	—
Intangibles-net	325.7	360.0	386.1
Goodwill	1,158.8	1,160.6	1,173.5
Other non-current assets	249.0	244.1	242.5
Total assets	$2,314.0	$2,305.1	$2,293.2

Total current liabilities	$349.6	$392.0	$351.8
Long-term debt	951.0	911.1	766.0
Non-current operating lease liabilities	33.5	—	—
Deferred income taxes	51.9	46.7	55.8
Other non-current liabilities	33.9	39.9	44.5
Shareholders' equity	894.1	915.4	1,075.1
Total liabilities and shareholders' equity	$2,314.0	$2,305.1	$2,293.2

Shares outstanding	42.9	44.6	47.6

(1) Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2016-02, Leasing, and related amendments. Adoption of these standards resulted in an increase in total assets of $49.8 million, an increase in total liabilities of $50.1 million and a decrease in shareholders' equity of $0.3 million as of January 1, 2019. Prior periods were not restated. Adoption of these standards did not have a significant impact on the Company's consolidated statements of income or the consolidated statements of cash flows.

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2019	2018(1)
Cash provided (used) by:
Operating activities:
Net income	$73.8	$123.5
Depreciation and amortization of intangibles	64.9	63.5
Asset impairment charges	—	2.1
Prepaid product discount payments	(16.2)	(13.3)
Other	(17.4)	(28.9)
Total operating activities	105.1	146.9
Investing activities:
Purchases of capital assets	(32.3)	(28.0)
Payments for acquisitions	(1.6)	(90.2)
Other	1.1	0.7
Total investing activities	(32.8)	(117.5)
Financing activities:
Net change in debt	41.0	56.6
Dividends	(26.2)	(28.8)
Share repurchases	(78.9)	(40.0)
Shares issued under employee plans	1.6	5.8
Net change in customer funds obligations	(10.7)	9.3
Other	(4.3)	(11.9)
Total financing activities	(77.5)	(9.0)
Effect of exchange rate change on cash, cash equivalents, restricted cash and restricted cash equivalents	4.0	(3.9)
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	(1.2)	16.5
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of year	145.3	128.8
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$144.1	$145.3
Free cash flow(2)	$72.8	$118.9

(1) Prior period amounts have been revised to correct a prior period misstatement. The Company corrected the prior period to reflect the guidance outlined in ASU No. 2016-18, Restricted Cash. This revision was not material to previously issued consolidated statements of cash flows and had no impact on previously reported amounts for net cash provided by operating activities or net cash used by investing activities.

(2) Free cash flow is calculated as net cash provided by operating activities less purchases of capital assets. Management believes that free cash flow is an important indicator of cash available for debt service and for shareholders, after making capital investments to maintain or expand the Company’s asset base. Free cash flow is limited and not all of the Company’s free cash flow is available for discretionary spending, as the Company may have mandatory debt payments and other cash requirements that must be deducted from its cash available for future use. Free cash flow is not a substitute for GAAP liquidity measures. Instead, management believes that this measurement provides an additional metric to compare cash generated by operations on a consistent basis and to provide insight into the cash flow available to fund such items as share repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Small Business Services	$308.5	$317.7	$621.6	$634.1
Financial Services	156.1	139.3	310.5	280.0
Direct Checks	29.4	31.2	61.0	66.1
Total	$494.0	$488.2	$993.1	$980.2
Operating income:
Small Business Services	$34.7	$58.6	$79.4	$117.5
Financial Services	9.3	14.0	19.6	32.0
Direct Checks	7.8	10.2	16.6	21.0
Total	$51.8	$82.8	$115.6	$170.5
Operating margin:
Small Business Services	11.2%	18.4%	12.8%	18.5%
Financial Services	6.0%	10.1%	6.3%	11.4%
Direct Checks	26.5%	32.7%	27.2%	31.8%
Total	10.5%	17.0%	11.6%	17.4%

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and six months ended June 30, 2019 and 2018. The Company discloses adjusted operating income because it believes it is useful to evaluate its operating performance excluding certain items, which may vary for reasons unrelated to overall operating performance. During the first quarter of 2019, management determined that excluding additional items when calculating adjusted operating income would be helpful in analyzing the Company’s results. As such, adjusted operating income by segment reported in the prior year has been revised. The excluded items include asset impairment charges; acquisition amortization; restructuring, integration and other costs; CEO transition costs; share-based compensation expense; acquisition transaction costs; certain legal-related expense and gain or loss on sales of businesses and customer lists. It is reasonable to expect that one or more of these excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period and may not directly relate to the Company’s ongoing operations. The presentation below is not intended as an alternative to results reported in accordance with GAAP. Instead, management believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
ADJUSTED SEGMENT OPERATING INCOME
(In millions)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted operating income:(1)
Small Business Services	$57.8	$66.2	$117.5	$130.1
Financial Services	34.6	32.7	63.9	64.4
Direct Checks	9.2	10.6	18.8	21.7
Total	$101.6	$109.5	$200.2	$216.2
Adjusted operating margin:(1)
Small Business Services	18.7%	20.8%	18.9%	20.5%
Financial Services	22.2%	23.5%	20.6%	23.0%
Direct Checks	31.3%	34.0%	30.8%	32.8%
Total	20.6%	22.4%	20.2%	22.1%

(1) Reported operating income reconciles to adjusted operating income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reported operating income	$51.8	$82.8	$115.6	$170.5
Excluded items:
Small Business Services	23.1	7.6	38.1	12.6
Financial Services	25.3	18.7	44.3	32.4
Direct Checks	1.4	0.4	2.2	0.7
Total excluded items	49.8	26.7	84.6	45.7
Adjusted operating income	$101.6	$109.5	$200.2	$216.2

# # #